Exhibit 1A-11.1

Registered with the Public Company

Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Two Hands Corporation

We hereby consent to the use of our report dated April 1, 2019, with respect to the consolidated financial statements of Two Hands Corporation, in its offering circular on Form 1-A, Amendment No. 2, relating to the registration of 200,000,000 shares of common stock, to be filed on or about May 31, 2019. We also consent to the reference of our firm under the caption “experts” in the registration statement.

/s/ Sadler, Gibb & Associates, LLC
Salt Lake City, UT
May 31, 2019

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